Williams Controls to Begin Trading on the NASDAQ Global Market on Monday, October 9, 2006

PORTLAND, OR -- 10/04/2006 -- Williams Controls, Inc. (OTCBB: WCON), a world-leading manufacturer of Electronic Throttle Control Systems for the heavy truck, bus and off-road markets, today announced that the NASDAQ Stock Market LLC has approved the company's application for listing of its common stock on the NASDAQ Global Market. Williams Controls' common stock will begin trading on NASDAQ when the market opens on Monday, October 9, 2006 under its new symbol WMCO. Until that time, Williams Controls' common stock will continue to be traded over-the-counter under its current symbol WCON.OB.

"Listing on the NASDAQ Global Market is a key milestone in the growth and financial transformation of Williams Controls," said Dennis Bunday, executive vice president and chief financial officer for Williams Controls. He continued, "Trading on a national exchange will give us increased visibility within the investment community and enhance the trading liquidity of Williams' shares, both of which are an important part of our efforts to maximize shareholder value."

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems (ETCs) for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe and Asia. For more information, visit Williams Controls at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company; economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Mike Rusk
Corporate Finance Manager
Telephone:  (503) 684-8600